Exhibit 99.1

Fourth quarter and full year results
(Unaudited, in thousands, except per share amounts)

Condensed Consolidated Balance Sheets

	December 31, 2001	December 31, 2000
Assets
Current assets
Cash and investments	$31,655	$31,897
Other current assets	10,174	6,026

Total current assets	41,829	37,923
Property and equipment, net	16,146	13,570
Goodwill and other assets	20,252	17,910

Total assets	$78,227	$69,403

Liabilities and stockholders' equity
Current liabilities
Notes payable	$2,500	$—
Accounts payable	19,360	14,339
Deferred revenue	1,106	1,833
Accrued payroll and other liabilities	4,839	4,713

Total current liabilities	27,805	20,885
Stockholders' equity	50,422	48,518

Total liabilities and stockholders' equity	$78,227	$69,403

Condensed Consolidated Statements of Operations

	Three months ended December 31,		Twelve months ended December 31,
	2001	2000	2001	2000
Revenue	$17,733	$10,056	$57,825	$31,181
Costs and expenses:
Direct cost of services	720	486	2,710	1,477
Network and infrastructure	2,598	2,231	10,200	7,867
Sales and marketing	7,626	6,003	27,489	25,693
Product research and development	3,230	2,114	11,192	13,063
General and administrative	1,483	1,020	4,701	4,628

Earnings (loss) before interest, taxes, depreciation and amortization	2,076	(1,798)	1,533	(21,547)
Depreciation and amortization	1,105	939	4,627	3,178
Amortization of goodwill and acquisition related costs	4,611	3,056	17,009	15,387

Loss from operations	(3,640)	(5,793)	(20,103)	(40,112)
Interest income	98	375	881	1,996

Net loss	$(3,542)	$(5,418)	$(19,222)	$(38,116)

Net earnings (loss) per share before amortization of goodwill and acquisition related costs	$0.04	$(0.11)	$(0.09)	$(1.06)
Net loss per share	$(0.14)	$(0.24)	$(0.79)	$(1.78)
Weighted average shares outstanding — basic	25,644	22,162	24,285	21,413
Weighted average shares outstanding — diluted	29,223	22,162	24,285	21,413